Elys Acquires Software Engineering and IT Development Firm

Engage IT Services, S.r.l.

NEW YORK, February 2, 2023 - Elys Game Technology, Corp. (“Elys" or the “Company") (Nasdaq: ELYS)(BER:3UW), an interactive gaming and sports betting technology company, today announced that it has completed the acquisition of a premium software engineering and IT development firm, Engage IT Services, S.r.l. (“Engage”). The firm offers best-in-class development of sportsbook and gaming applications for cloud, web, and mobile platforms, user experience development, customized business intelligence, digital transformation consulting, end-to-end project and product management, Microsoft solutions, and other engineering and development projects. The integration of the Engage team within our organization will greatly enhance our in-house engineering capabilities and addresses the abundance of incoming business, including the development of our US product offerings which includes retail opportunities and mobile solutions as well as the development of our global virtual gaming platform and global mobile solutions, while streamlining our current group engineering projects.

On the same day the Company also obtained long-term commitments of 6 key IT, engineering, and risk and project management employees through the issuance of incentive shares vesting monthly over a period of 3 years.

“With the acquisition of Engage we fulfill our strategy of creating a prominent in-house engineering base for the Group. Engage brings the perfect blend of engineering excellence, overlapping corporate culture, and regional presence that we are confident will make a lasting positive impact on Elys, leveraging off their resources and years of experience to expand our service offerings and to enhance our services to our customers and employees,” stated Michele Ciavarella, Executive Chairman of Elys Game Technology. “Prior to the acquisition of Engage, our global team of strategists, designers, and technologists had worked almost exclusively with Engage to create powerful digital experiences for users and platforms that were designed to facilitate rapid development and delivery of customized sportsbook applications. We believe that, after the close collaboration that we have had with the Engage team, that this acquisition was a natural progression for Elys in its journey to become a leading provider of end-to-end sportsbook solutions for both B2B and B2C customers.”

Founded in 2016 and based in Italy, Engage employs 30 experts including architects, developers and software engineers that specialize in the design, implementation and management of SQL databases, agile and DevOps project management, and solutions based on the Microsoft cloud platform (Azure) and in the development of ..NET applications, primarily focused on sports betting and gaming systems. Engage has also provided contract services to Elys, playing a key role in the development of our Elys Gameboard sportsbook technology and Player Account Management Platform (PAM), and has a deep knowledge base of Elys’ Gameboard architecture and currently monitors system loads to ensure seamless performance of the Company’s cutting-edge sportsbook.

The deal is structured as an equity acquisition of 100% of the shares of Engage such that Engage will become a wholly owned subsidiary of Elys upon the terms and subject to the conditions set forth in the Share Purchase Agreement (“Agreement”). The current Engage and Elys leadership and management team will remain in their current roles and their interest are aligned with that of our shareholders due to the equity nature of this transaction. Pursuant to the Agreement, Elys will issue approximately 3,018,462 shares of common stock (“Shares”), valued at €1.08 million, which purchase price may be increased or decreased dependent upon the net financial position of Engage as determined by due diligence, on or prior to June 30, 2023. Subject to the repurchase option set forth in the Agreement, the Sellers will be restricted from disposing of the Shares for 36 months and the Company may repurchase the Shares issued for €1.08 million in cash up to June 30, 2023.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states as well as the District of Columbia in the U.S. market. Elys' vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that any of its expectations will be attained. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to fulfill our strategy of creating a prominent in-house engineering base, the transaction making a lasting positive impact on Elys, the Company’s ability to expand our service offerings and to enhance our services to our customers and employees, for the acquisition to be a natural progression for Elys in its journey to become a leading provider of end-to-end sportsbook solutions for both B2B and B2C customers, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Company Contacts:

Elys Game Technology, Corp.

Investor Relations

Tel.: 1-561-838-3325

Email: i.relations@elysgame.com